Exhibit 99.1

First State Bank, Sarasota, Florida, was closed today by the Florida Office of Financial Regulation, which appointed the Federal Deposit Insurance Corporation (FDIC) as receiver. To protect the depositors, the FDIC entered into a purchase and assumption agreement with Stearns Bank, National Association, St. Cloud, Minnesota, to assume all of the deposits of First State Bank, excluding those from brokers.

The nine branches of First State Bank will reopen on Monday as branches of Stearns Bank, N.A. Depositors of First State Bank will automatically become depositors of Stearns Bank, N.A. Deposits will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance coverage. Customers should continue to use their existing branches until Stearns Bank, N.A. can fully integrate the deposit records of First State Bank.

Over the weekend, depositors of First State Bank can access their money by writing checks or using ATM or debit cards. Checks drawn on the bank will continue to be processed. Loan customers should continue to make their payments as usual.

As of May 31, 2009, First State Bank had total assets of $463 million and total deposits of approximately $387 million. In addition to assuming all of the deposits of the failed bank, Stearns Bank, N.A. agreed to purchase approximately $451 million of assets. The FDIC will retain the remaining assets for later disposition.

Stearns Bank, N.A. will purchase all deposits, except about $8 million in brokered deposits, held by First State Bank. The FDIC will pay the brokers directly for the amount of their funds. Customers who placed money with brokers should contact them directly for more information about the status of their deposits.

The FDIC and Stearns Bank, N.A. entered into a loss-share transaction on approximately $364 million of First State Bank’s assets. Stearns Bank, N.A. will share in the losses on the asset pools covered under the loss-share agreement. The loss-sharing arrangement is projected to maximize returns on the assets covered by keeping them in the private sector. The agreement also is expected to minimize disruptions for loan customers.

Customers who have questions about today’s transaction can call the FDIC toll-free at 1-800-405-8124. The phone number will be operational this evening until 9:00 p.m., Eastern Daylight Time (EDT); on Saturday from 9:00 a.m. to 6:00 p.m., EDT; on Sunday from noon to 6:00 p.m., EDT; and thereafter from 8:00 a.m. to 8:00 p.m., EDT. Interested parties can also visit the FDIC’s Web site at http://www.fdic.gov/bank/individual/failed/fsb-sarasota.html.

The FDIC estimates that the cost to the Deposit Insurance Fund (DIF) will be $116 million. Stearns Bank, N.A.’s acquisition of all the deposits was the “least costly” resolution for the FDIC’s DIF compared to alternatives. First State Bank is the 70th FDIC-insured institution to fail in the nation this year, and the fifth in Florida. The last FDIC-insured institution to be closed in the state was Integrity Bank, Jupiter, on July 31, 2009.

Congress created the Federal Deposit Insurance Corporation in 1933 to restore public confidence in the nation’s banking system. The FDIC insures deposits at the nation’s 8,246 banks and savings associations and it promotes the safety and soundness of these institutions by identifying, monitoring and addressing risks to which they are exposed. The FDIC receives no federal tax dollars – insured financial institutions fund its operations.

FDIC press releases and other information are available on the Internet at www.fdic.gov, by subscription electronically (go to www.fdic.gov/about/subscriptions/index.html) and may also be obtained through the FDIC’s Public Information Center (877-275-3342 or 703-562-2200). PR-139-2009